Exhibit 99.2

[NORTHSTAR LETTERHEAD]

[Date]

[Participant]

[Address]

[Address]

Re:           NorthStar Realty Finance Corp. Executive Incentive Bonus Plan

Dear [Participant]:

The Compensation Committee of the Board of Directors of NorthStar Realty Finance Corp. (the “Company”) has selected you as a Participant in the Company’s Executive Incentive Bonus Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.  This Bonus Award Notice shall be subject to and governed by all the terms and conditions of the Plan.  A copy of the Plan is attached as Exhibit I to this Bonus Award Letter.

Your Bonus Pool Percentage(s) with respect to the 2009 Plan Year and the 2009-2011 Long-Term Bonus Performance Period are set forth below.  Bonuses, if any, with respect to such periods shall be determined and payable in accordance with the terms and conditions of the Plan.

Annual Bonus Pool Percentage		Deferred Bonus Pool Percentage		Long-Term Bonus Pool Percentage		Total Bonus Pool Percentage
[ ]	%	[ ]	%	[ ]	%	[ ]	%

Performance targets for the 2009 Plan Year and the 2009-2011 Long-Term Bonus Performance Period are set forth on Exhibit A to the Plan.  Your Bonus Pool Percentage(s), if any, with respect to subsequent Plan Years and Long-Term Bonus Performance Periods and the applicable performance targets for such periods shall be determined and communicated to you by the Committee in accordance with the terms of the Plan.

This Bonus Award Notice together with the Plan (the terms of which are hereby incorporated by reference) are intended to be a final expression of the agreement between you and the Company and are intended to be a complete and exclusive statement of the agreement and understanding between you and the Company with respect to the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter other than those referred to herein and in the Plan.

This Bonus Award Notice shall not be construed as creating any contract for continued services between you and the Company or any of its subsidiaries and nothing herein contained shall give you the right to be retained as an employee of the Company or any of its subsidiaries.

If this Bonus Award Notice correctly states your understanding of the agreement between you and the Company, please countersign in the space provided below and return this Bonus Award Notice to the Company.  If you have any questions regarding the Plan or this Bonus Award Notice, please contact the Company’s General Counsel, Albert Tylis.

NORTHSTAR REALTY FINANCE CORP.

By:
Name:
Title:

AGREED TO AND ACCEPTED

[PARTICIPANT]